    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1999.
                                                   REGISTRATION NO. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                        WILSONS THE LEATHER EXPERTS INC.
             (Exact name of Registrant as specified in its charter)

          MINNESOTA                                       41-1839933
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                        Identification No.)

                            7401 BOONE AVENUE NORTH
                        BROOKLYN PARK, MINNESOTA  55428
                                 (612) 391-4300
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             ______________________

                                DAVID L. ROGERS
                                   PRESIDENT
                        WILSONS THE LEATHER EXPERTS INC.
                            7401 BOONE AVENUE NORTH
                        BROOKLYN PARK, MINNESOTA  55428
                                 (612) 391-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ______________________

                                    Copy to:
                                Kris Sharpe, Esq.
                               Faegre & Benson LLP
                               2200 Norwest Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                              ____________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                             ______________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ______________________

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
      TITLE OF EACH CLASS                          PROPOSED MAXIMUM    PROPOSED MAXIMUM    AMOUNT OF
         OF SECURITIES             AMOUNT TO BE     OFFERING PRICE        AGGREGATE       REGISTRATION
        TO BE REGISTERED          REGISTERED (1)     PER SHARE (1)    OFFERING PRICE (1)      FEE
--------------------------------------------------------------------------------------------------------
Common Stock ...................  995,580 Shares        $16.63          $16,556,495.40     $4,603.00
========================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                             ______________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and does not seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                Subject to completion.  Dated August 12, 1999.



                                   PROSPECTUS



                                 995,580 SHARES



                        WILSONS THE LEATHER EXPERTS INC.



                                  COMMON STOCK

                             ______________________


     This prospectus relates to shares of our common stock that may be sold by the selling shareholders named under "Selling Shareholders." We will not receive any of the proceeds from the sale of those shares.

     Our common stock is traded on the Nasdaq National Market(SM) under the symbol "WLSN." On August 9, 1999, the last sale price for the common stock, as reported on the Nasdaq National Market, was $17.00 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ________________________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ___________________________



                 The date of this prospectus is August __, 1999

                        WILSONS THE LEATHER EXPERTS INC.

     We are the leading specialty retailer of leather outerwear, apparel and accessories in the United States. As of May 1, 1999, we operated 513 retail stores in 44 states, Canada and England, including 445 mall stores, 28 airport locations and 40 factory outlet stores. We also operate holiday stores, numbering 215 in 1998, to better capitalize on our peak selling season from October through December. Over 80% of our merchandise is designed and sold under our proprietary labels, including M. Julian(R), Maxima(R), Pelle Studio(R) and Wilsons The Leather Experts(TM), with each label positioned to appeal to identified customer lifestyle segments. Our mall stores average approximately 2,000 square feet and feature merchandise tailored to the demographics and buying patterns of each store's local customer base. We generated net sales of $459.4 million in 1998.

     We design, contract for manufacture, import, distribute and retail more than 9,000 SKUs of leather merchandise, including coats, blazers, vests, gloves, belts, handbags, wallets, briefcases, planners, computer cases and CD cases. This vertical integration enables us to consistently provide our customers with high-quality products at attractive prices. In addition, we are able to replenish faster-selling merchandise within the same season, respond quickly to consumer preferences and rapidly increase production capacity as we grow. Our management believes our vertically integrated operations, combined with our merchandising strategy of strengthening brand recognition and tailoring our product assortment to identified customer segments, provides us with a competitive advantage.

     We are a Minnesota corporation formed in 1996. Our principal executive offices are located at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, and our telephone number is (612) 391-4000.

     When we refer to "our company" "we," "our" and "us," we mean Wilsons The Leather Experts Inc. and its subsidiaries, including the Predecessor Companies, and when we refer to the "Predecessor Companies," we mean Wilsons Center Inc., Rosedale Wilsons, Inc. and their subsidiaries prior to the acquisition of such companies from CVS New York, Inc. on May 26, 1996.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties also may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money paid to buy our common stock.

   A Decrease in the Demand for Leather Goods or a Misjudgment in Fashion Trends by Us Could Harm Our Business

     A decline in demand for leather outerwear, apparel and accessories or a misjudgment in fashion trends could have a material adverse effect on our business, financial condition and results of operations. Our sales and profitability depend upon the continued demand by our customers for leather outerwear, apparel and accessories and our ability to anticipate, gauge and respond in a timely manner to changing consumer demands and fashion trends. When leather outerwear, apparel and accessories are not generally in fashion, our results of operations are adversely affected. There can be no assurance that demand for leather outerwear, apparel or accessories will not decline or that we will be able to anticipate, gauge and respond to changes in fashion trends.

   Economic conditions or a change in consumer shopping patterns could harm our sales.

     A weak retail environment could adversely affect our sales. General economic conditions impact apparel retailers, and purchases of apparel may decline at any time, especially during recessionary periods. In addition, our financial performance is sensitive to changes in consumer spending trends and shopping patterns. Since our stores are located primarily in enclosed regional malls, our ability to sustain or increase the level of sales depends in part on the continued popularity of malls as shopping destinations and the ability of malls, tenants and other attractions to generate a high volume of customer traffic. Many factors beyond our control may decrease mall traffic including, among other things, economic downturns, the closing of anchor department stores, weather, accessibility to strip malls or alternative shopping formats (such as catalogs or Internet commerce) and changes in consumer preferences and shopping patterns. A decrease in the volume of mall traffic, shifts in consumer discretionary spending to other products or a general reduction in the level of such spending could adversely affect our business, financial condition and results of operations. In addition, although our comparable store sales increased 6.3% during 1998 and 0.4% during 1997, our comparable store sales decreased 1.3%, 1.5%, 5.1% and 13.8% during 1996, 1995, 1994 and 1993, respectively. There can be no assurance that we will continue to generate comparable store sales increases.

   The seasonality of our business could affect our profitability.

     We generate a significant portion of our sales from October through December (56.6% for the year ended January 30, 1999), which includes the holiday selling season. During the period from the day after Thanksgiving through January 2, 1999, we generated 37.8% of our annual sales. Net sales are generally lowest during the period from April through July. Historically, we have not become profitable, if at all, until the fourth quarter of a given year. As a result, our annual results of operations have been, and will continue to be, heavily dependent on the results of operations from October through December. Given the seasonality of our business, misjudgments in fashion trends or unseasonably warm or severe weather during our peak selling season in a given year could have a material adverse effect on our business, financial condition and results of operations. Our results of operations may also fluctuate significantly as a result of a variety of other factors, including merchandise mix, the timing and level of markdowns and promotions, the net sales contributed by seasonal stores, timing of certain holidays and the number of shopping days and weekends between Thanksgiving and Christmas.

   We could have difficulty obtaining merchandise from our foreign suppliers.

     We import our leather garments and accessories from independent foreign contract manufacturers located primarily in the Far East. We do not have long-term contracts or formal arrangements with our contract manufacturers. Many of our domestic vendors also import a substantial portion of their merchandise from abroad. In 1998, of the 85% of the leather garments we contracted for manufacture, we sourced more than 88% from contract manufacturers located in The People's Republic of China, which currently has Most Favored Nation ("MFN") trading status with the United States. China's MFN status must be renewed annually and the issue faces minority opposition in the two major political parties in the United States. There can be no assurance that China's MFN status will continue as political conditions in the United States and China evolve. Additionally, in 1998 we contracted for manufacture of approximately 8% and 3% of our leather garments from Indonesia and India, respectively. If China, Indonesia, India or any other country from which we source goods loses its MFN status, or if any imposition of new or additional duties, quotas or taxes are imposed on imports from these countries, leather purchase and production costs could increase significantly, negatively impacting our profitability, sale prices or the demand for leather merchandise.

     Other risks inherent in foreign sourcing include:

     .    economic and political instability;
     .    transportation delays and interruptions;
     .    restrictive actions by foreign governments;
     . the laws and policies of the United States affecting the importation of goods, including duties, quotas and taxes;
     .    trade and foreign tax laws;
     . fluctuations in currency exchange rates and restrictions on the transfer of funds; and
     . the possibility of boycotts or other actions prompted by domestic concerns regarding foreign labor practices or other conditions beyond our control.

We cannot predict whether any of the countries in which our products currently are manufactured or may be manufactured in the future will be subject to trade restrictions imposed by the U.S. government, including the likelihood, type or effect of any such restrictions, or whether any other conditions having an adverse effect on our ability to source products will occur. Any event causing a sudden disruption of imports from China or other foreign countries, including a disruption due to financial difficulties of a supplier, could have a material adverse effect on our business, financial condition and results of operations. The current financial instability in Asia is an example of the instability that could affect some of our suppliers adversely. Although to date the instability in Asia has not had a material adverse effect on our ability to import leather goods, and therefore on our business, financial condition and results of operations, no assurances can be given that it will not have such an effect in the future.

  We may be affected by unexpected year 2000 problems.

     Many existing computer programs use only two digits to identify a year in the date field and may not be able to determine whether "00" means 1900 or 2000, which may result in systems failures or the creation of erroneous results. These programs often are highly dependent upon historical or dynamic financial and other data that could be misreported or misinterpreted and cause significant resulting errors. If not corrected, many computer applications could fail when processing year 2000 data.

     Our operations rely on computerized recordkeeping, financial reporting, and other systems, including inventory management and distribution, point-of-sale and internal accounting systems. In addition, many of our vendors and other third parties with which we conduct business also utilize computer systems that may be adversely affected by year 2000-related programming errors. We are evaluating, remediating and testing our computer systems in order to identify and correct year 2000-related problems and currently estimate that the cost of our year 2000 initiative will be $1.0 million. There can be no assurance, however, that we or such third parties will identify and correct all such problems or that expenditures will not be significantly higher. In addition, our business, financial condition and results of operations may be adversely affected if we, our vendors, or other organizations with which we do business do not complete the conversion to applications that can process year 2000 dates in a timely manner, or if the cost of our year 2000 initiative is significantly higher than estimated.

  We may have difficulty achieving our growth objectives.

     Our growth prospects depend upon a number of factors, including, among other things, economic conditions, establishment and growth of new selling concepts, competition, consumer preferences and demand for leather merchandise, growth in the leather outerwear, apparel and accessories market, the retail environment in general, financing and working capital needs, our ability to negotiate store leases on favorable terms, the extended lead times required to negotiate airport store leases, the ability to develop new merchandise and the ability to hire and train qualified sales associates. In addition, our growth depends upon the availability of suitable new store locations, including airport locations which historically have been more difficult to acquire than mall stores. During times of strong demand for mall locations, we may not be able to secure as many holiday store leases as we would otherwise seek. There can be no assurance that we will be able to effectively realize our plans for future growth

  The loss of our current Chief Executive Officer or President could adversely affect our business.

     Our success depends upon the efforts of Joel Waller, Chairman and Chief Executive Officer of Wilsons, and David Rogers, President and Chief Operating Officer of Wilsons. Their experience and worldwide contacts in the leather industry significantly benefit the Company. Although we have entered into employment agreements with Messrs. Waller and Rogers, the agreements do not contain any restrictions on competition and expire in May 2000. The loss of the services of either of these individuals could have a material adverse effect on our business, financial condition and results of operations. We do not maintain key-man life insurance on any of our executive officers.

  Our high level of debt and debt service could negatively impact our business.

     As of May 1, 1999, our debt included $65.5 million of 11 1/4% senior notes due 2004, no borrowings outstanding under the predecessor to our three- year $125.0 million revolving credit facility that expires in May 2002 and $22.7 million of outstanding letters of credit. Subsequent to May 1, 1999, we repurchased an additional $16.6 million of our 11 1/4% senior notes. Our peak borrowings under the predecessor to the revolving credit facility and outstanding letters of credit in 1998 were $38.4 million and $48.7 million, respectively. Our ability to service, or refinance on favorable terms, the indebtedness depends on future performance, which is subject to a number of factors, some of which are beyond our control, including general economic and market conditions and competition. Our high level of debt and debt service requirements will have several important effects on future operations, including:

     . we must dedicate a portion of our consolidated cash flow from operations to the payment of interest on our indebtedness, which, as a result, will not be available for other purposes;
     . because of covenants contained within the revolving credit facility, we must meet certain financial tests and limit capital expenditures;
     . certain covenants and restrictions under the revolving credit facility and the indenture governing the 11 1/4% senior notes and certain other restrictions may limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities; and
     . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired.

     Further, if we are unable to comply with the terms and covenants under the indenture, the 11 1/4% senior notes could be declared immediately due and payable. The foregoing factors or the inability to obtain additional financing or refinancing on favorable terms could have a material adverse effect on our business, financial condition and results of operations.

   The high level of competition in the retail industry may lead to reduced sales and profits.

     The retail leather outerwear, apparel and accessories industry is highly competitive and fragmented. If we are unable to compete effectively, our business, financial condition and results of operations could be adversely affected. We compete with a broad range of other retailers, including other specialty retailers, department stores, mass merchandisers and discounters, many of which have greater financial and other resources. Increased competition may reduce sales, increase operating expenses and decrease profit margins. Our management believes that the principal bases upon which we compete are selection, style, quality, price, value, store location and service. We also compete for site locations and sales associates in certain circumstances. There can be no assurance that we will be able to compete successfully in the future.

  A decrease in the availability of leather or an increase in its price could harm our business.

     Leather comprises approximately two-thirds of the garment cost of leather apparel. As a result, the price of leather influences our gross margin levels. Worldwide meat consumption influences the supply of leather, and the leather shoe, furniture and auto upholstery markets primarily influence the demand for leather. The availability and price of leather may fluctuate significantly. Fluctuations in the availability and price of leather or other raw materials that we use could have a material adverse effect on our business, financial condition and results of operations.

  Failure to attract qualified personnel could adversely affect our business.

     A change in labor market conditions that either further reduces the availability of employees or increases significantly the cost of labor could have a material adverse effect on our business, financial condition and results of operations. The retail business is labor intensive. We employ a large number of hourly employees and incur substantial expenses for recruiting and training new personnel. The current low unemployment rate in certain geographic areas in which we operate has contracted the available labor pool in those areas. We have historically experienced a high level of turnover in our stores as is typical in the retail environment, and there can be no assurance that we will be able to successfully attract and retain labor at current rates.

  The market price for our common stock, like other retail stocks, may be volatile.

     Our stock price, like that of other companies in the retail industry, is subject to volatility. If revenues or earnings in any quarter fail to meet the investment community's expectations for any reason, there could be an immediate adverse impact on our stock price. The stock price also may be affected by broader market trends unrelated to our performance. Such volatility may limit the Company's ability in the future to raise additional capital.

  We do not intend to pay dividends in the foreseeable future.

     We have not paid any dividends on our common stock and do not intend to pay dividends in the foreseeable future. The revolving credit facility and the indenture governing the 11 1/4% senior notes restrict any payment of dividends. Any determination to pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our business, results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time by our board.

  Certain provisions of our articles and of Minnesota law may make a take-over more difficult or adversely affect the market price of our common stock.

     Our board of directors has the authority, without further shareholder action, to fix the rights and preferences of any shares of our preferred stock to be issued from time to time. In addition, as a Minnesota corporation, we are subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. Both the authority of our board with regard to the preferred stock and the provisions of the Minnesota statutes could have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

  Ownership of our common stock is concentrated.

     As of April 1, 1999, our directors and executive officers beneficially owned, in the aggregate, 45.8% of the outstanding shares of our common stock. If these shareholders vote together as a group, they will be able to exert significant control over our business and affairs, including the election of individuals to our board of directors and to significantly affect the outcome of certain actions that require shareholder approval, including the adoption of amendments to our Amended and Restated Articles of Incorporation, certain mergers, sales of assets and other business acquisitions or dispositions.

                         ______________________________


     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the Nasdaq National Market(SM) under the symbol WLSN. As of August 9, 1999, the market price of our common stock was $17.00. The following table shows, for the calendar periods indicated, the reported high and low sale prices of the common stock on the Nasdaq National Market, as reported by the Nasdaq National Market, since our initial public offering on May 27, 1997.

                       Quarterly Common Stock Price Ranges
-------------------------------------------------------------------------------

                 Quarter                                  High        Low
                 -------                                 -------    --------
Fiscal quarter ended August 2, 1997 (from May 27, 1997)  $11.625    $ 9.000
Fiscal quarter ended November 1, 1997                     11.625     10.141
Fiscal quarter ended January 31, 1998                     10.000      8.500
Fiscal quarter ended May 2, 1998                          16.000      8.500
Fiscal quarter ended August 1, 1998                       16.750     14.375
Fiscal quarter ended October 31, 1998                     15.438      9.625
Fiscal quarter ended January 30, 1999                     12.188      9.250
Fiscal quarter ended May 1, 1999                          11.125      9.000
Fiscal quarter ending July 31, 1999                       20.125      9.875

     As of August 9, 1999, there were 48 record holders of our common stock.

     We have not declared any cash dividends since our inception in May 1996. Our board of directors currently intends to continue a policy of retaining all earnings to finance the continued growth and development of our business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon our financial condition, results of operations and other factors deemed relevant by our board. Our loan agreements contain certain covenants limiting, among other things, our ability to pay cash dividends or make other distributions. See "Risk Factors - We do not intend to pay dividends in the foreseeable future" and "Risk
Factors - Our high level of debt and debt service could negatively impact our business."

                              SELLING SHAREHOLDERS

     The following table presents the number of outstanding shares of our common stock beneficially owned by the selling shareholders as of August 9, 1999. The table also presents the maximum number of shares proposed to be sold by the selling shareholders and the number of shares they will own after the sales. The percentages are based on 10,915,037 shares outstanding on August 9, 1999.

                                           SHARES OWNED                                             SHARES OWNED
                                        PRIOR TO OFFERING                                        AFTER OFFERING (1)
                                   ----------------------------                             ---------------------------
                                                    PERCENT OF            SHARES                             PERCENT OF
           NAME                    NUMBER           OUTSTANDING          OFFERED            NUMBER          OUTSTANDING
           ----                    ------           -----------          -------            ------          -----------

Equity Securities                   24,000(2)            *                24,000                  0                 0
  Investments, Inc.

John G. Kinnard & Co.               32,530(3)            *                30,000              2,530                *

Laurence S. Zipkin                  56,000(4)            *                56,000                  0                 0

Morris Goldfarb                  1,896,580(5)(6)        17.4             885,580(6)       1,011,000(5)            9.3

_________________________
*Less than 1%.

(1) Assumes sale of all shares of the selling shareholders being offered.
(2) Represents a warrant to purchase 24,000 shares of common stock which is currently exercisable. Equity Securities, Inc. was the managing underwriter of our initial public offering, and such warrant was issued in connection with that offering.
(3) Includes a warrant to purchase 30,000 shares of common stock which is currently exercisable. The warrant was issued to John G. Kinnard & Co. in connection with our initial public offering.
(4) Represents a warrant to purchase 56,000 shares of common stock which is currently exercisable. Mr. Zipkin is an executive officer of Equity Securities, Inc., and his warrant was issued in connection with our initial public offering.
(5) Includes options which are currently exercisable to purchase 11,000 shares of common stock.
(6) Includes 151,800 shares of common stock owned by the Goldfarb Family Partners L.L.C. of which Mr. Goldfarb is the manager.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell the shares being offered from time to time in one or more transactions:

     .  on the Nasdaq National Market or otherwise;

     .  in the over-the-counter market;
     .  in negotiated transactions;
     . through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or
     .  a combination of such methods of sale.

     The selling shareholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices or at negotiated prices. The selling shareholders also may sell the shares pursuant to Rule 144 adopted under the Securities Act of 1933 as permitted by that Rule. The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. The selling shareholders and broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of shares in the market.

     Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares, a supplement to this prospectus will be filed, if required, disclosing:

     .  the name of the participating broker-dealers;
     .  the number of shares involved;
     .  the price at which such shares were sold;
     . the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
     . that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     .  other facts material to the transaction.

     Sales of shares offered by this prospectus must be effected by the date six months following effectiveness of the registration of such sales under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

     .    Our latest Annual Report on Form 10-K;

     .    Our Quarterly Report on Form 10-Q for the quarter ended May 1, 1999;
          and

     . the description of our common stock contained in the registration statement on Form 8-A filed on April 1, 1997, and declared effective on May 27, 1997, under the Securities Exchange Act of 1934, and all amendments and reports filed for the purpose of updating the description.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                    Mr. Douglas J. Treff
                    Chief Financial Officer
                    Wilsons The Leather Experts, Inc.
                    7401 Boone Avenue North
                    Brooklyn Park, Minnesota  55428
                    (612) 391-4000

     You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                 LEGAL OPINIONS

     Faegre & Benson LLP, 2200 Norwest Center, Minneapolis, Minnesota 55402 will pass upon the validity of the shares of common stock offered by this prospectus.

                                    EXPERTS

     The consolidated financial statements as of February 1, 1997, January 31, 1998 and January 30, 1999, for the period from inception (May 26, 1996) to February 1, 1997 and for the years ended January 31, 1998 and January 30, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference in this prospectus in reliance upon the authority of said firm giving said report as experts in accounting and auditing.

     KPMG LLP, independent auditors, have audited the consolidated statements of operations, shareholder's equity and cash flows of the Predecessor Companies for the five-month period ended May 25, 1996 appearing in our Annual Report on Form 10-K for the year ended January 30, 1999, as set forth in their report thereon included in that Report and incorporated in this prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

          SEC registration fee ...........................  $ 4,603
          Nasdaq listing fee .............................    4,978
          Legal services and expenses ....................   20,000
          Accounting services and expenses................    5,000
          Printing fees...................................    1,000
          Miscellaneous...................................      500
                                                            -------
          Total                                             $36,081
                                                            =======

     Except for the SEC registration fee, all of the foregoing expenses have been estimated. The selling shareholders will bear fees and disbursements of their own legal counsel and accountants and transfer taxes. Wilsons The Leather Experts Inc. (the "Company") will bear all other expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article V of the Company's By-laws, the Company indemnifies its directors and officers to the extent permitted by Minnesota Statutes Section 302A.521. Section 302A.521 requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlement, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

     The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     EXHIBIT
       NO.                                  DESCRIPTION
     -------                                -----------

        2.1 Sale Agreement dated as of May 24, 1996 by and among CVS New York, Inc., Wilsons Center, Inc., and the Company.(1)

        3.1 Amended and Restated Articles of Incorporation of the Company adopted June 16, 1998.(2)

        3.2     Restated By-laws of the Company as amended June 16, 1998.(2)

        4.1     Specimen of Common Stock certificate.(3)

        4.2     Underwriter Warrants.(4)

        4.3 Indenture dated as of August 18, 1997, by and among the Company, the other corporations listed on the signature pages thereof, and Norwest Bank Minnesota, National Association, including specimen certificate of 11 1/4% Series A Senior Notes due 2004 and specimen certificate of 11 1/4% Series B Senior Notes due 2004.(5)

        4.4 Purchase Agreement dated as of August 14, 1997, by and among the Company, the Subsidiary Guarantors party thereto, and BancAmerica Securities, Inc.(6)

        4.5 Registration Rights Agreement dated as of May 25, 1996, by and among CVS New York, Inc., the Company, the Managers listed on the signature pages thereto, Leather Investors Limited Partnership I and the Partners listed on the signature pages thereto. (7)

        4.6 Amended and Restated Credit Agreement dated as of May 24, 1999, by and among Wilsons Leather Holdings Inc., as Borrower, the Lenders signatory thereto from time to time, as Lenders, and General Electric Capital Corporation, as Agent, Lender and Swing Line Lender. (8)

        4.7 Amendment to Registration Rights Agreement dated as of August 12, 1999 by and among the Company and the Shareholders listed on the attachments thereto.

        5.1     Opinion of Faegre & Benson LLP.

       23.1     Consent of Arthur Andersen LLP.

       23.2     Consent of KPMG LLP.

       23.3 Consent of Faegre & Benson LLP (included in Exhibit No. 5.1 to the Registration Statement).

       24.1     Powers of Attorney.


______________________________

(1) Incorporated by reference to the same-numbered exhibit on the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(2) Incorporated by reference to the same-numbered exhibit to the Company's Report on Form 10-K for the fiscal year ended January 30, 1999 filed with the Commission.

(3) Incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on December 24, 1996.

(4) Incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-4 (333-37055) filed with the Commission on October 2, 1997.

(5) Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(6) Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(7) Incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(8) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended May 1, 1999, filed with the Commission.

     (b)  FINANCIAL STATEMENT SCHEDULES

     None required.

ITEM 17.  UNDERTAKINGS.

          The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and
     (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON AUGUST 12, 1999.

                                  Wilsons The Leather Experts Inc.


                                  By   /s/ Joel N. Waller
                                    ------------------------------------------
                                       Joel N. Waller
                                       Chairman and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON AUGUST 12, 1999.


        SIGNATURE                              TITLE
        ---------                              -----

   /s/ Joel N. Waller         Chairman of the Board of Directors and Chief
----------------------------     Executive Officer (Principal Executive Officer)
       Joel N. Waller

  /s/ Douglas J. Treff        Vice President, Finance, Chief Financial Officer
----------------------------     and Assistant Secretary
      Douglas J. Treff           (Principal Financial Officer and Principal
                                 Accounting Officer)


        Lyle Berman           }
      Thomas J. Brosig        }
     Gary L. Crittenden       }
      Morris Goldfarb         }  Board of Directors*
     Marvin W. Goldstein      }
      David L. Rogers         }
       Joel N. Waller         }



* Douglas J. Treff, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.


                                  By    /s/ Douglas J. Treff
                                    ------------------------------------------
                                        Douglas J. Treff, Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT  DESCRIPTION                                        METHOD OF FILING
 -------  -------------------------------------------------  ----------------

     2.1  Sale Agreement dated as of May 24, 1996 by and
          among CVS New York, Inc., Wilsons Center, Inc.,
          and the Company.(1).............................. Incorporated by
                                                            Reference

     3.1  Amended and Restated Articles of Incorporation
          of the Company adopted June 16, 1998.(2)........  Incorporated by
                                                            Reference

     3.2  Restated By-laws of the Company as amended June
          16, 1998.(2)                                      Incorporated by
                                                            Reference

     4.1  Specimen of Common Stock certificate.(3)........  Incorporated by
                                                            Reference

     4.2  Underwriter Warrants.(4)........................  Incorporated by
                                                            Reference

     4.3  Indenture dated as of August 18, 1997, by and
          among the Company, the other corporations listed
          on the signature pages thereof, and Norwest Bank
          Minnesota, National Association, including
          specimen certificate of 11 1/4% Series A Senior
          Notes due 2004 and specimen certificate of 11
          1/4% Series B Senior Notes due 2004.(5).........  Incorporated by
                                                            Reference

     4.4  Purchase Agreement dated as of August 14, 1997,
          by and among the Company, the Subsidiary
          Guarantors party thereto, and BancAmerica
          Securities, Inc.(6).............................  Incorporated by
                                                            Reference

     4.5  Registration Rights Agreement dated as of May
          25, 1996, by and among CVS New York, Inc., the
          Company, the Managers listed on the signature
          pages thereto, Leather Investors Limited
          Partnership I and the Partners listed on the
          signature pages thereto.(7).....................  Incorporated by
                                                            Reference

     4.6  Amended and Restated Credit Agreement dated as
          of May 24, 1999, by and among Wilsons Leather
          Holdings Inc., as Borrower, the Lenders
          signatory thereto from time to time, as
          Lenders, and General Electric Capital
          Corporation, as Agent, Lender and Swing Line
          Lender.(8)......................................  Incorporated by
                                                            Reference

     4.7  Amendment to Registration Rights Ageement dated
          as of August 12, 1999 by and among the Company
          and the Shareholders listed on the attachments
          thereto.........................................  Electonic
                                                            Transmission

     5.1  Opinion of Faegre & Benson LLP..................  Electronic
                                                            Transmission

     23.1 Consent of Arthur Andersen LLP..................  Electronic
                                                            Transmission

     23.2 Consent of KPMG LLP.............................  Electronic
                                                            Transmission

     23.3 Consent of Faegre & Benson LLP (included in
          Exhibit No. 5.1 to the Registration Statement)

     24.1 Powers of Attorney..............................  Electronic
                                                            Transmission


___________________________


(1) Incorporated by reference to the same-numbered exhibit on the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(2) Incorporated by reference to the same-numbered exhibit to the Company's Report on Form 10-K for the fiscal year ended January 30, 1999 filed with the Commission.

(3) Incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on December 24, 1996.

(4) Incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-4 (333-37055) filed with the Commission on October 2, 1997.

(5) Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(6) Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission.

(7) Incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(8) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended May 1, 1999, filed with the Commission.